United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

March 8, 2011

Date of Report

[Date of Earliest Event Reported]

MCT HOLDING CORPORATION

(Exact name of Registrant as specified in its Charter)

Nevada	000-53390	20-2543857
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

3884 East North Little Cottonwood Rd.

Salt Lake City, Utah  84092

 (Address of Principal Executive Offices)

(801) 580-4555

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On March 8, 2011, the Board of Directors of the Company resolved to change the focus of its business operations from the operation of a tanning salon under the name “Malibu Club Tan” to the offer and sale of used tanning equipment, which would include the Company’s tanning equipment and used tanning equipment acquired from or sold as agent for other operating and closed tanning salons.  The Company will maintain its present tanning operations through March 31, 2011.  During this transition period, the Company has made an arrangement with an operating tanning salon whereby the Company will be paid a 25% referral commission on all tanning customers referred by the Company to this salon.  The Board primarily cited continuing losses and decreased revenues during the recent economic downturn for the change in direction.  The Board believes there is a ready market for used tanning equipment; and further believes that other tanning salons that have closed and other currently operating tanning salons will provide an adequate source of supply of used tanning equipment to sell. The Company has created a website to commence its first marketing activities of used tanning equipment, MalibuTanningEquipment.yolasite.com, and anticipates undertaking advertisements in local press or web outlets like The Nickel and Nickads.com, among other planned marketing activities.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

MCT HOLDING CORP.

Date:	March 14, 2011	By:	/s/ David C. Merrell
David C. Merrell
President

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